Exhibit 10.6
Plant Closing Agreement
AMERIDRIVES INTERNATIONAL AND UNITED STEEL, PAPER AND
FORESTRY, RUBBER, MANUFACTURING ENERGY, ALLIED INDUSTRIAL
AND SERVICE WORKERS INTERNATIONAL UNION LOCAL 3199-10
1. This Agreement is between American Enterprises MPT, L.P., its parent, subsidiaries, affiliates, officers, directors, agents and representatives (hereinafter referred to as “the Company” or “the Employer”) and United Steel, Paper and Forestry, Rubber, Manufacturing Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC and its Local Union 3199-10 (hereinafter referred to as “the Union”).
2. The parties have had the opportunity to discuss all issues associated with the Employer’s decision to close the facility located at 1802 Pittsburgh Avenue, Eric Pennsylvania 16502. This Agreement sets forth their understandings and commitments related to the closing of the facility.
3. To be eligible for the package of separation benefits provided by this Agreement, each individual employee must be on the payroll as of September 20, 2007 and remain employed by the Company until the termination date assigned to him/her by the Employer, the closing date or date otherwise agreed to by the Employer and the Union. Employees who separate their employment prior to such date will not be eligible for the severance, completion bonus or other monetary benefits as provided in this Agreement.
4. The Company will allow employees to volunteer for layoff as employment is reduced during the plant close down. Approval of such requests will be based on the determination by the Company that it will be able to cover the necessary skills and resources required to perform the work with the remaining employees. Where there are multiple requests for voluntary layoff within a job classification, seniority will be given preference provided the remaining employees are able to perform the work remaining.
5. The Employer and the Union, agree that it is in the mutual interests of all parties to assure that the closure of this facility be done in a cooperative manner and that needs of the Company’s employees and customers are met to the best of the Company’s and employee’s abilities.
6. The Employer will not contest the unemployment compensation eligibility of employees whose employment is terminated as a result of the plant closing and will cooperate with State of Pennsylvania unemployment compensation representatives to facilitate the receipt of unemployment compensation and any and all other local, state and/or federal benefits.
7. An employee who leaves active employment with the Employer, for reasons other than medical leave, layoff, or company approval, prior to the termination date assigned to him/her by the Employer, the closing date or date otherwise agreed to by the Employer and the Union is not entitled to any of the separation benefits provided in this Agreement.

8. This is the complete Agreement between the Employer and the Union related to the closure of the Employer’s facility located at 1802 Pittsburgh Avenue, Erie Pennsylvania. If part of the Agreement is deemed unenforceable, the parties desire that the remaining provisions of the Agreement remain in effect. The parties agree that if any portion is deemed unenforceable the parties will meet to negotiate a settlement for the portion(s) deemed unenforceable within fifteen (15) working days of such knowledge.
9. Any dispute over the interpretation or application of this Agreement will be handled under the grievance/arbitration procedure provided in the current collective bargaining agreement, or through appropriate judicial remedies.
10. The current Collective Bargaining Agreement will remain in effect until the terms of this Agreement are complied with. In the event the Company does not shut down its facility located at 1802 Pittsburgh Avenue, Erie Pennsylvania and terminate all bargaining unit employees, the current Collective Bargaining Agreement dated September 20, 2004 through September 19, 2007 remains in effect.
11. Any conflict between the current Collective Bargaining Agreement and this Agreement will result in this Agreement being the controlling document. If the Company reverses its decision to close this facility, this Agreement will be voided, and the Collective Bargaining Agreement dated September 20, 2004 through September 19, 2007 will remain in effect.
12. The Company has requested and the Union and bargaining unit employees have agreed to cooperate and to use their best efforts to effectuate a smooth relocation of production operations. For this consideration and cooperation, the Company agrees to provide the following benefits within one week of each employee’s date of separation from the Company:
a)	Payment for vacation earned but not yet taken;

b)	Their final paycheck;

c)	Payment for any holidays occurring during the month of the employee’s separation for which he or she has not already received payment.

d)	Completion Bonus as provided for in Appendix A.
13. The Company shall also pay severance pay as provided in Appendix B to all eligible employees. Employees will have up to twelve (12) months following the date they are separated to request payment of their severance pay. Receipt of severance pay will terminate the seniority rights of the employee. An employee’s seniority rights will automatically terminate after twelve (12) months from his or her date of separation and payment of severance pay will occur following this date. The amount of severance pay an employee is entitled to will be determined based on the date the employee is laid off, not the date the employee requests payment of his/her severance pay.
14. The supplemental Unemployment Benefit Fund program will be discontinued as of October 1, 2007. All monies in the SUB fund will be distributed to all employees as soon as possible.
15. All unresolved grievances still outstanding at the time of plant closing may proceed to arbitration after the completion of a third step grievance meeting.
16. The Company will keep the Union and all employees updated on the person(s) responsible for benefits administration. Employees must keep the Company informed of their current mailing address.
17. The Company will work with pension administrator Prudential to facilitate the pension calculation and retirement process for employees separated as a result of the plant closing.
IN WITNESS WHEREOF, the Employer and the Union have signed this Closing Agreement this:                                            day of                                                                 2007.

FOR THE UNION:	FOR THE COMPANY:

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

Exhibit A
Completion Bonus

	Estimated Number of
Anticipated Date of	Associates to be	Completion Bonus per
Separation	Separated	Associate
From September 2007 - December 2007	23	$ 750
From January 2008 - March 2008	20	$1,750
From April 2008 - December 2008	31	$4,250
From January 2009 - December 2009	0	$7,500
In the event an employee is laid off and subsequently returns to work, he or she shall receive the highest completion bonus to which he or she is eligible. Any earlier paid completion bonus will be off-set against a later paid completion bonus.
Exhibit B
Severance Package

Years of Service
(Number of people in group)	Dollars per Person
< 5 Years (14)	$ 2,000
5 but < 10 Years (2)	$ 2,500
10 but < 15 Years (5)	$ 4,500
15 but < 20 Years (7)	$ 7,000
20 but < 25 Years (40)	$10,000
25 but < 30 Years (3)	$13,000
30 + Years (3)	$15,000